INVENT. BUILD. DELIVER.

PGT INNOVATIONS, INC.

FOURTH QUARTER 2016 FINANCIAL RESULTS

FEBRUARY 21, 2017

Forward Looking Statements

Statements in this press release regarding our business that are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as "may," "expect," "expectations," "outlook," "forecast," "guidance," "intend," "believe," "could," "project," "estimate," "anticipate," "should" and similar terminology. These risks and uncertainties include factors such as:

- unfavorable changes in new home starts and home remodeling trends, especially in Florida, where the substantial portion of our sales are generated;
- unfavorable changes in the economy in the United States in general and in Florida, where the substantial portion of our sales are generated;
- increases in our cost of raw materials, including aluminum, glass and vinyl;
- our dependence on a limited number of suppliers for certain of our key materials;
- increases in our transportation costs;
- our level of indebtedness;
- our dependence on our impact-resistant product lines;
- our ability to successfully integrate businesses we may acquire, including our acquisitions of CGI Windows and Doors, Inc. and WinDoor, Inc.
- product liability and warranty claims brought against us;
- federal, state and local laws and regulations, including unfavorable changes in local building codes;
- our dependence on a limited number of manufacturing facilities; and,
- the other risks and uncertainties discussed under "Risk Factors" in our Annual Report on Form 10-K for the year ended January 2, 2016.

Statements in this press release that are forward-looking statements include, without limitation, our expectations regarding: (1) the market for high-end window and door products, and the impact that our acquisition of WinDoor, Inc. may have on our sales and performance in that market; (2) rates of new home construction in the Florida market, and the anticipated impact of slowing home price appreciation and other factors on new home construction; (3) home builder confidence and the anticipated impact it may have on demand for new home construction materials; (4) the 2017 home buying season in the Florida market; (5) the timing and impact on our financial performance of new products that we plan to introduce during 2017; (6) the impact of our investments in our brands and operations on our anticipated growth and long-term shareholder value; and (7) our projected financial performance, results and outlook for 2017. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances after the date of this press release.

Management Presenters



Rod Hershberger

Chief Executive Officer and Chairman of the Board

Business Overview



Jeff Jackson

President and Chief Operating Officer

Market Overview/State of Business



Brad West

Sr. V.P. and Chief Financial Officer

Financial Results

Business Overview

- Q4 2016 sales of $110M, and full-year 2016 sales of $459M, increased 18 percent over the same periods in 2015, and marked the highest fourth-quarter and annual sales amounts in Company history.
- 2016 Adjusted EBITDA of $76M was highest Adjusted EBITDA performance in Company history.
- We capitalized on our core competencies by leveraging our long-standing leadership position in the mass-custom market, which drove a 44 percent increase in vinyl impact product sales for both the fourth quarter and year.
- Execution on the Company's stated strategy around strategic acquisitions was a key factor in 2016.
  - WinDoor acquisition contributed to growth, adding over $38M of sales in 2016.
- Company's market-leading position will allow us to continue to capitalize on growing market demand. Since the market turn-around and housing recovery began in 2011, we have seen compounded annual growth of more than:
  - 20% in Sales
  - 29% in Gross Profit, and
  - 42% in Adjusted EBITDA
- Repriced our $264M term loan credit facility (a 2017 recent event) at one full percentage-point decrease in applicable margin, which we estimate will save $2.6M in debt service costs in the next twelve months, and approximately $13M over the term of the facility.

Market Overview

- The Company's primary market is Florida which represents approximately 91% of sales.
- As the third largest state in the U.S., the single largest factor for economic improvement in Florida continues to be the recovering housing market, driven by strong employment environment and influx of retirees.
  - Florida single-family housing starts finished up 15% compared to 2015.
  - Florida single-family housing starts have increased in 21 of the last 24 consecutive quarters when compared the same quarter in the prior year.
  - Florida single-family housing starts in 2016 finished at approximately 78,000.
  - Florida's population can support single-family housing starts of 110,000 per year.
- The growth in the housing market in Florida continues to out-pace the rest of the country, due to:
  - Population expansion (increased 330,000+ in 2016; now nearly 20.2M)
  - Job creation (1.4M jobs added since a low of 8.1M in December 2009; now 9.5M employed)
  - Declining unemployment (reached a high of 11.2% in December 2009; now 4.9%)
  - Rational pricing ($202K median price in 2016; low of $125K in 2012, height of foreclosure inventory)
  - Low interest rates (mortgage rates still at 20-year historic lows)
- We saw softness in the luxury market in 2016, but have recently seen signs of improvement. Steady demand continues in the mass-custom market.

State of the Business

- PGT Innovations, Inc., our new name, was announced on December 14, 2016. Under this new name, we brought together three, strong, well-known brands giving them a single, unified identity to serve the entire spectrum of the premium window and door market.
- Also announced on December 14, 2016 was movement of trading of our common stock to the New York Stock Exchange, the world's largest stock exchange, which we believe will raise our profile and place us amongst many of the U.S.'s premier building materials suppliers. We are proud to be part of the NYSE.
- Organically, our growth was 7 percent for Q4 2016 and 8 percent for the year. Organic growth was driven by strong mass-custom market, especially vinyl WinGuard, which grew 52 percent in 2016.
- We are the industry leader in the impact-resistant market, with 83 percent of revenues coming from impact-resistant products, with both aluminum and vinyl impact-resistant products experiencing solid growth for Q4 2016 and the year, including a 52 percent increase in vinyl WinGuard sales in 2016.
- The demand for our energy-efficient products, and insulated glass, continues to drive our growth in Florida. In 2016, we installed our two new Thermal Plastic Spacer (TPS) systems, an innovative and cutting-edge technology for producing better quality insulated glass. The first is fully operational, and the second is expected to be fully operational by the end of Q2 2017.
- The construction labor market pressure felt by the Company and its dealer base during 2016 will continue into 2017 as the strong jobs environment in Florida has contracted the labor pool.
- Focus remains on leveraging our strength in mass-custom, and identifying/capturing growth opportunities, both organically and through increasing market share, in the high-end, luxury and premium markets.

Certain Indices

5-YEAR QUARTERLY TREND OF THE NATIONAL ASSOCIATION OF HOME BUILDERS INDEX AND THE AMERICAN INSTITUTE OF ARCHITECTS ARCHITECTURAL BILLINGS INDEX


NAHB Builders Index*
Architectural Billings Index**
80
70
60
50
40
30
20
12-11
3-12
6-12
9-12
12-12
3-13
6-13
9-13
12-13
3-14
6-14
9-14
12-14
3-15
6-15
9-15
12-15
3-16
6-16
9-16
12-16

* All-time high for the NAHB Builders index was 71 set in 2005.
** Has been above 50 for seven consecutive quarters.

Financial Overview

Sales Breakdown By Product Group Q4 2016

IMPACT PRODUCTS

	Aluminum	Vinyl	Total Impact
Actual	$ 64.2	$ 26.2	$ 90.5
Prior Year	59.0	18.2	77.2
$ Change	$ 5.2	$ 8.0	$ 13.3
% Change	*8.9%*	*44.1%*	*17.2%*

NON-IMPACT PRODUCTS

	Aluminum	Vinyl	Total Non-Impact
Actual	$ 6.4	$ 12.6	$ 19.0
Prior Year	5.7	10.1	15.8
$ Change	$ 0.7	$ 2.5	$ 3.2
% Change	*12.6%*	*25.0%*	*20.5%*

TOTAL

Actual	$ 70.7	$ 38.8	$ 109.5
Prior Year	$ 64.7	$ 28.3	$ 93.0
% Change	*9.2%*	*37.3%*	*17.7%*

Income Statement Q4 & Year

PGT INNOVATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Year Ended	
	December 31, 2016	January 2, 2016	December 31, 2016	January 2, 2016
Net sales	$ 109,504	$ 93,008	$ 458,550	$ 389,810
Cost of sales	77,945	67,283	318,452	270,678
Gross profit	31,559	25,725	140,098	119,132
Selling, general and administrative expenses	20,786	17,386	83,995	68,190
Fair value adjustment to contingent consideration	-	-	(3,000)	-
Income from operations	10,773	8,339	59,103	50,942
Interest expense, net	5,190	2,918	20,125	11,705
Debt extinguishment costs	-	-	3,431	-
Other expenses, net	-	31	-	388
Income before income taxes	5,583	5,390	35,547	38,849
Income tax expense	1,461	1,616	11,800	15,297
Net income	$ 4,122	$ 3,774	$ 23,747	$ 23,552
Basic net income per common share	$ 0.08	$ 0.08	$ 0.49	$ 0.49
Diluted net income per common share	$ 0.08	$ 0.07	$ 0.47	$ 0.47
Total reconciling items to adjusted net income	894	2,051	2,809	5,738
Adjusted net income	$ 5,016	$ 5,825	$ 26,556	$ 29,290
Diluted net income per common share - adjusted	$ 0.10	$ 0.12	$ 0.53	$ 0.58

Balance Sheets

PGT INNOVATIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited - in thousands)

	December 31, 2016	January 2, 2016
ASSETS		
Current assets:		
Cash and cash equivalents	$ 39,210	$ 61,493
Accounts receivable, net	41,646	31,783
Inventories	30,511	23,053
Prepaid expenses and other current assets	11,010	10,643
Total current assets	122,377	126,972
Property, plant and equipment, net	84,209	71,503
Intangible assets, net	120,930	79,311
Goodwill	108,060	65,635
Other assets, net	1,072	607
Total assets	$ 436,648	$ 344,028
LIABILITIES AND SHAREHOLDERS' EQUITY		
Current liabilities:		
Accounts payable and accrued expenses	$ 22,803	$ 19,578
Current portion of long-term debt	-	1,949
Total current liabilities	22,803	21,527
Long-term debt, less current portion	247,873	188,818
Deferred income taxes, net	32,171	25,894
Other liabilities	1,282	828
Total liabilities	304,129	237,067
Total shareholders' equity	132,519	106,961
Total liabilities and shareholders' equity	$ 436,648	$ 344,028

2017 Outlook

- We expect the organic strength in our mass-custom business to carry into 2017, due both to the underlying momentum in our markets and continued strong demand for our vinyl products, particularly our vinyl impact products.
- 2017 net sales estimated to be between $490 and $500 million, representing an increase of between 7 and 9 percent, expected to occur ratably during 2017.
- Sales at that level expected to generate consolidated EBITDA of between $83 and $87 million.
- First quarter 2017 will include $1.0 million of marketing-related expenses invested in our PGT Innovations three-brand roll-out, and approximately $1.4 million of fixed costs and expenses from the inclusion of our acquisitions for the entire first quarter.
- Newly-repriced term loan facility will save an estimated $2.6 million in debt service costs annually, of which $2.3 million of savings will be in 2017.
- Total interest expense related to our long-term debt estimated to be approximately $18.6 million in 2017, including non-cash amortization of deferred financing costs estimated to be approximately $2.9 million.
- Depreciation will continue to increase due to significant capital investments made over the last three years, including manufacturing modernization, and expansion of capabilities and capacity. Acquisition activity over the last three years includes acquired amortizable intangible assets. As a result, we estimate that depreciation and amortization expense will be nearly $20 million in 2017, an increase of more than $4 million from 2016.